Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA – May 21, 2012

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

Urban Outfitters Reports Record Q1 Sales

PHILADELPHIA, PA May 21, 2012 - Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands, today announced net income of $34 million or earnings per diluted share of $0.23 for the three months ended April 30, 2012.

Total Company net sales rose by 9% over the same quarter last year to $569 million. Comparable retail segment net sales, which include our Direct-to-Consumer channels, increased 2% for the quarter, while comparable store net sales decreased 1%. Comparable retail segment net sales at Free People and Urban Outfitters increased 2%, and 6%, respectively, while comparable retail segment net sales at Anthropologie decreased 2% for the quarter. Direct-to-Consumer comparable net sales increased 15% and wholesale segment net sales increased 2% for the quarter.

“We are pleased to announce record first quarter sales that were driven in part by positive regular price ‘comp’ sales,” said Chief Executive Officer, Richard A. Hayne. “We are encouraged by the customer response to the steady progress our brands have made in creative and product execution,” finished Mr. Hayne.

Net sales by brand and channel for the three month periods were as follows:

	Three Months Ended
	April 30, (in thousands)
	2012	2011
Net sales by brand
Urban Outfitters	$266,390	$235,328
Anthropologie	235,118	228,548
Free People	61,672	51,751
Other	5,750	8,392

Total Company	$568,930	$524,019

Net sales by channel
Retail Stores	$420,638	$391,164
Direct-to-Consumer	117,108	102,298

Retail Segment	537,746	493,462

Wholesale Segment	31,184	30,557

Total Company	$568,930	$524,019

For the first quarter ended April 30, 2012, the gross profit rate declined by 131 basis points versus the prior year’s comparable period. The decline in the rate was primarily due to occupancy deleverage related to an increased number of store openings versus the prior comparable quarter, as well as, an increased number of new and non-comparable European stores. Also contributing to the rate decline, were slightly higher markdowns on a few women’s apparel categories across all brands.

As of April 30, 2012, total inventories increased by $36 million or 13%, on a year-over-year basis. The growth in total inventories is primarily due to an increase in total comparable retail segment inventories of 11% at cost and 5% in units, while total comparable store inventories increased 8% at cost. The remainder of the increase was related to the acquisition of inventory to stock new and non-comparable stores and the growth in the wholesale business.

For the first quarter ended April 30, 2012, selling, general and administrative expenses, expressed as a percentage of net sales, increased by 62 basis points. This increase was primarily due to the deleveraging of direct store controllable expenses driven by the negative comparable store net sales.

During the three months ended April 30, 2012, the Company opened a total of 14 new stores including: 7 Free People stores, 4 Urban Outfitters stores, 2 Anthropologie stores and 1 BHLDN store.

Urban Outfitters, Inc. is an innovative specialty retail company which offers a variety of lifestyle merchandise to highly defined customer niches through 201 Urban Outfitters stores in the United States, Canada, and Europe, catalogs and websites; 170 Anthropologie stores in the United States, Canada and Europe, catalogs and websites; Free People wholesale, which sells its product to approximately 1,400 specialty stores and select department stores, 69 Free People stores, catalogs and website; 2 BHLDN stores and a website and 1 Terrain garden center and website, as of April 30, 2012.

Management’s first quarter commentary is located on our website at www.urbanoutfittersinc.com. A conference call will be held today to discuss first quarter results and will be webcast at 5:00 pm. EDT at: http://edge.media-server.com/m/p/5ncua79g/lan/en

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, lowered levels of consumer confidence and higher levels of unemployment, continuation of lowered levels of consumer spending resulting from the continuing worldwide economic downturn and related debt crisis, any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas, the closing of any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, response to new store concepts, potential difficulty liquidating certain marketable security investments, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

###

(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended April 30,
	2012	2011

Net sales	$568,930	$524,019
Cost of sales, including certain buying, distribution and occupancy costs	366,451	330,654

Gross profit	202,479	193,365
Selling, general and administrative expenses	149,564	134,529

Income from operations	52,915	58,836
Other income, net	299	1,365

Income before income taxes	53,214	60,201
Income tax expense	19,257	21,577

Net income	$33,957	$38,624

Net income per common share:
Basic	$0.24	$0.24
Diluted	$0.23	$0.23

Weighted average common shares and common share equivalents outstanding:
Basic	144,709,199	162,407,330
Diluted	145,568,667	165,293,594

AS A PERCENT OF NET SALES
Net sales	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	64.4%	63.1%

Gross profit	35.6%	36.9%
Selling, general and administrative expenses	26.3%	25.7%

Income from operations	9.3%	11.2%
Other income, net	0.1%	0.3%

Income before income taxes	9.4%	11.5%
Income tax expense	3.4%	4.1%

Net income	6.0%	7.4%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	April 30, 2012	January 31, 2012	April 30, 2011

ASSETS
Current assets:
Cash and cash equivalents	$130,462	$145,273	$243,939
Marketable securities	117,056	89,854	68,688
Accounts receivable, net of allowance for doubtful accounts of $1,799, $1,614 and $1,078, respectively	43,882	36,673	46,539
Inventories	299,750	250,073	264,278
Prepaid expenses, deferred taxes and other current assets	84,738	75,119	77,846

Total current assets	675,888	596,992	701,290

Property and equipment, net	711,932	684,979	601,249
Marketable securities	91,231	126,913	333,946
Deferred income taxes and other assets	76,293	74,824	57,774

Total Assets	$1,555,344	$1,483,708	$1,694,259

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117,806	$95,754	$109,444
Accrued expenses, accrued compensation and other current liabilities	137,398	137,712	102,562

Total current liabilities	255,204	233,466	212,006

Deferred rent and other liabilities	187,819	183,974	169,773

Total Liabilities	443,023	417,440	381,779

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 144,808,807, 144,633,007 and 159,667,925 issued and outstanding respectively	15	15	16
Additional paid-in-capital	—	—	—
Retained earnings	1,117,693	1,077,765	1,317,036
Accumulated other comprehensive loss	(5,387)	(11,512)	(4,572)

Total Shareholders’ Equity	1,112,321	1,066,268	1,312,480

Total Liabilities and Shareholders’ Equity	$1,555,344	$1,483,708	$1,694,259